Exhibit 10(n)

[GRAPHIC APPEARS HERE]

LOAN AGREEMENT

Between
EQUUS II INCORPORATED		THE FROST NATIONAL BANK
2929 Allen Parkway, Suite 2500	and	100 W. Houston Street
Houston, Texas 77019		San Antonio, Texas 78205
March 15, 2004

THIS LOAN AGREEMENT (the “Loan Agreement”) will serve to set forth the terms of the financing transactions by and between EQUUS II INCORPORATED, a Delaware corporation (“Borrower”), and THE FROST NATIONAL BANK, a national banking association (“Lender”):

1. Credit Facility. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loan, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the “Loan Documents”), Lender hereby agrees to provide to Borrower the credit facility described below (the “Credit Facility”):

Borrowing Base Line of Credit. Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the date hereof and continuing through the maturity date of the promissory note evidencing this Credit Facility from time to time, such amounts as Borrower may request hereunder; provided, however, the total principal amount outstanding at any time shall not exceed the lesser of (i) an amount equal to the Borrowing Base (as such term is defined hereinbelow),. or (ii) $6,500,000.00 (the “Borrowing Base Line of Credit”). If at any time the aggregate principal amount outstanding under the Borrowing Base Line of Credit shall exceed an amount equal to the Borrowing Base, Borrower agrees to immediately repay to Lender such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. The sums disbursed under the Borrowing Base Line of Credit (each of such disbursements being hereinafter called an “Advance”) shall be used for working capital and operating expenses.

As used in this Loan Agreement, the term “Borrowing Base” shall mean an amount equal to 10% of Borrower’s Eligible Portfolio Value (hereinafter defined).

As used herein the term “Eligible Portfolio Value” shall mean, at any time, the difference between Borrower’s Portfolio Value (hereinafter defined) and Borrower’s Ineligible Investments (hereinafter defined). The term “Portfolio Value” shall mean the value, as reflected on the then most current Investment History and Portfolio Valuation Report (hereinafter defined) prepared and presented to Lender in accordance with the provisions of Section 10(c) of this Loan Agreement, of the Collateral (hereinafter defined). The term “Ineligible Investments” means any portion of the Collateral which represents an investment by Borrower in a company or other entity which is in bankruptcy or which is in default under any loan to such company or other entity and as to which loan (i) all cure periods have expired and (ii) no written waivers of such default have been issued by the lender under such loan. The sale or other disposition by Borrower of any portion of the Collateral shall result in an immediate reduction in Eligible Portfolio Value, which reduction shall be equal to the value assigned to such sold or disposed of Collateral in the then most current Investment History and Portfolio Valuation Report (hereinafter defined) prepared and presented to Lender in accordance with the provisions of Section 10(c) of this Loan Agreement. Borrower shall be permitted to increase or decrease the Eligible Portfolio Value, by the addition or deletion of Collateral, provided that at the time Borrower elects to delete Collateral, (i) no Event of Default exists and (ii) such deletion does not cause the then outstanding principal balance of the Note to exceed the Borrowing Base, as the Borrowing Base will exist after the deletion of such Collateral.

All Advances under the Credit Facility shall be collectively called the “Loan”. Lender reserves the right to require Borrower to give Lender not less than one (1) business day prior notice of each requested Advance under the Credit Facility, specifying (i) the aggregate amount of such requested Advance, (ii) the requested date of such Advance, and (iii) the purpose for such Advance, with such Advances to be requested in a form satisfactory to Lender.

2. Promissory Note. The Credit Facility shall be evidenced by one promissory note (together with any renewals, extensions and increases thereof, the “Note”) duly executed by Borrower and payable to the order of Lender, in form and substance acceptable to Lender. Interest on the Note shall accrue at the rate set forth therein. The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

(a) Collateral. As collateral and security for the indebtedness evidenced by the Note and any and all other indebtedness or obligations from time to time owing by Borrower to Lender, Borrower shall grant, and hereby grants, to Lender, its successors and assigns, a first and prior lien and security interest in and to the property described hereinbelow, together with any and all PRODUCTS AND PROCEEDS thereof (the “Collateral”):

any and all investment property, instruments, chattel paper and general intangibles owned by Borrower from time to time, including all notes receivable, common and preferred stock, stock options, warrants, and other investments which at any given time are included in Borrower’s computation of Net Asset Value (hereinafter defined) (hereinafter collectively called the “Pledged Securities”) which Pledged Securities include, without limitation, those items listed on Schedule 1 to the Pledge and Security Agreement of even date herewith entered into by Lender and Borrower; however neither the Collateral, nor Borrower’s Net Asset Value, shall include any of the foregoing items which are held from time to time in Account Number VB 01383 98 maintained by Borrower with UBS Financial Services, Inc. or in Account Number Z42-496693 maintained by Borrower with Fidelity Investments. “Collateral” as used in this Loan Agreement, includes the Pledged Securities and, without limitation, (1) all money this day delivered to and deposited with Lender, and all money heretofore delivered or which shall hereafter be delivered to or come into the possession, custody or control of Lender representing proceeds of, payment on, or distributions related to any of the Pledged Securities during the existence of this Loan Agreement, and whether held in a general or special account, together with (2) any stock rights, rights to subscribe, liquidating dividends, stock dividends, property, cash distributions, dividends paid in stock, new securities, cash dividends or other property which Borrower may hereafter become entitled to receive on account of the Collateral and (3) all Borrower’s rights, title and interest in that certain custody account (Account No. 1000308) maintained with Lender, (4) all certificates, instruments, records, data and/or other documents evidencing the foregoing and following (including without limitation, any computer software on which such records and data may be located), (5) all renewals, replacements and substitutions of all of the foregoing, (6) all Additional Property (as hereinafter defined), and (7) all PRODUCTS and PROCEEDS of all of the foregoing. The designation of proceeds does not authorize Borrower to sell, transfer or otherwise convey any of the foregoing property. The delivery at any time by Borrower to Lender of any property as a pledge to secure payment or performance of any indebtedness or obligation whatsoever shall also constitute a pledge of such property as Collateral hereunder.

The term “Collateral” shall also include all records and data relating to any of the foregoing (including, without limitation, any computer software on which such records and data may be located). Borrower agrees to execute such security agreements, assignments, and other agreements and documents as Lender shall deem appropriate and otherwise require from time to time to more fully create and perfect Lender’s lien and security interests in the Collateral.

3. Representations and Warranties. Borrower hereby represents and warrants, and upon each request for an Advance under the Credit Facility further represents and warrants, to Lender as follows:

(a) Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing under the laws of all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents.

(b) Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by Bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c) No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its articles or certificate of incorporation or bylaws, if Borrower is a corporation, or any agreement or other instrument binding upon Borrower, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

(d) Financial Condition. Each financial statement of Borrower supplied to the Lender truly discloses and fairly presents Borrower’s financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to Lender.

(e) Litigation. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower.

(f) Taxes; Governmental Charges. Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

4. Conditions Precedent to Advances and Fees.

(a) Conditions Precedent to Initial Advance. Lender’s obligation to make the initial Advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such initial Advance (i) Borrower shall have executed and delivered to Lender the Loan Documents, (ii) Borrower shall have provided evidence satisfactory to Lender that the execution and delivery of the Loan Documents by Borrower was duly authorized by Borrower’s board of directors, (iii) Borrower shall have delivered to Lender the originals of all stock certificates, promissory notes, warrants and other certificates evidencing the Collateral together with such stock powers executed in blank (and with Borrower’s signature thereon guaranteed) and endorsements as Lender may require, and (iv) Borrower shall have requested and obtained from Borrower’s counsel an opinion letter, addressed to Lender, covering, among other things, the organization, existence, and authorization of Borrower and its representatives, the due execution and delivery of the Loan Documents, the validity and enforceability of the Loan Documents, and such other matters as Lender may reasonably request.

(b) Conditions Precedent to All Advances. Lender’s obligation to make any Advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such Advance and after giving effect thereto (i) all representations and warranties made to Lender in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested Advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), and (iv) Lender’s receipt of all Loan Documents appropriately executed by Borrower and all other proper parties.

(c) Credit Facility Fee. In consideration of Lender’s agreeing to enter into this Loan Agreement and make the Credit Facility available to Borrower, upon the execution of the Loan Documents Borrower agrees to pay a Credit Facility Fee to Lender in the amount of $65,000.00.

(d) Unused Fees. Borrower acknowledges that Lender will be required to hold funds available for Advances to Borrower under the terms of this Loan Agreement even if Borrower does not elect to make borrowings under the Credit Facility. In consideration of Lender’s holding the availability of such unborrowed funds Borrower agrees to pay to Lender, on a quarterly basis on the same date that interest is due and payable under the Note, an unused commitment fee in an amount equal to one-quarter of one percent ( 1/4%) per annum, computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, calculated on a daily basis, of the amount of the Credit Facility which was not borrowed by Borrower during the previous quarter.

5. Affirmative Covenants. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

(a) Accounts and Records. Maintain its books and records in accordance with generally accepted accounting principles.

(b) Right of Inspection. Permit Lender to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower’s books and records, at all reasonable times.

(c) Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Lender may request from time to time.

(d) Compliance with Laws. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

(e) Taxes. Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

(f) Insurance. Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed necessary or otherwise required by Lender.

(g) Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Loan Agreement.

(h) Notice of Litigation. Promptly after the commencement thereof, notify Lender of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties.

(i) Notice of Material Adverse Change. Promptly inform Lender of (i) any and all material adverse changes in Borrower’s financial condition, and (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

(j) Additional Documentation. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

(k) Press Releases. Deliver to Lender, by facsimile or email, and simultaneously with their issuance, copies of all press releases issued by Borrower.

6. Negative Covenants. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Lender:

(a) Nature of Business. Make any material change in the nature of its business as carried on as of the date hereof.

(b) Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity.

(c) Sale of Assets. Sell, transfer or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

(d) Liens. Create or incur any lien or encumbrance on any of its assets, other than (i) liens and security interests securing indebtedness owing to Lender, (ii) liens for taxes, assessments or similar charges that are (1) not yet due or (2) being contested in good faith by appropriate proceedings and for which Borrower has established adequate reserves, and (iii) liens and security interests existing as of the date hereof which have been disclosed to and approved by Lender in writing.

(e) Indebtedness. Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings outstanding on the date hereof and disclosed in writing to Lender, and (iii) quarterly borrowings (“RIC Borrowings”) in such amounts as are necessary for Borrower to maintain its status as a “Regulated Investment Company” under the provisions of the Internal Revenue Code of 1986, as amended, or any successor statute; provided however that each such RIC Borrowing shall be repaid in full within ten (10) days after the date on which such RIC Borrowing is made.

(f) Change in Management. Permit a change in the executive management of Borrower.

(g) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a person or entity not an Affiliate of Borrower. As used herein, the term “Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

7. Financial Covenant. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will maintain, at all times, a ratio of (a) total liabilities to (b) Net Asset Value of not greater than 1:10 to 1.0.

As used herein, the term “Net Asset Value” means, as of any date, Borrower’s total assets excluding all intangible assets, less Borrower’s total liabilities, which, in accordance with generally accepted accounting principles, would be required to be reflected on a balance sheet of Borrower.

8. Reporting Requirements. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower will, unless Lender shall otherwise consent in writing, furnish to Lender:

(a) Interim Financial Statements. As soon as available, and in any event within fifty (50) days after the end of each fiscal quarter of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with generally accepted accounting principles, consistently applied.

(b) Annual Financial Statements. As soon as available and in any event within one hundred five (105) days after the end of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing acceptable to Lender.

(c) History and Valuation. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of Borrower, an Investment History and Portfolio Valuation Report (herein so called and in form and substance substantially the same as historically prepared by Borrower) setting forth in detail reasonably satisfactory to Lender the history and valuation of Borrower’s investment portfolio and reflecting that such Investment History and Portfolio Valuation has been approved by Borrower’s board of directors and Borrower’s auditors from an independent public accounting firm of recognized standing acceptable to Lender.

(d) Compliance Certificate. A certificate signed by the President or Chief Financial Officer of Borrower within forty-five (45) days after the end of each calendar month, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement.

(e) Borrowing Base Report. A borrowing base report, reasonably satisfactory to Lender in form, substance and detail, signed by the President or Chief Financial Officer of Borrower, within forty-five (45) days after the end of each calendar month, in form and detail satisfactory to Lender.

9. Events of Default. Each of the following shall constitute an “Event of Default” under this Loan Agreement:

(a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Note or any other indebtedness or obligations owing to Lender by Borrower from time to time and the continuation of such failure after the giving of any required notice and the expiration of any applicable cure period.

(b) The failure of Borrower to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents and the failure of Borrower to cure such default within 15 days after written notice from Lender specifying such default.

(c) The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Lender and Borrower after the giving of any required notice and the expiration of any applicable cure period.

(d) Any representation contained herein or in any of the other Loan Documents made by Borrower is false or misleading in any material respect.

(e) The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or understanding.

(f) If Borrower: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party.

(g) The liquidation, dissolution, merger or consolidation of Borrower.

(h) The entry of any judgment against Borrower or the issuance or entry of any attachment or other lien against any of the property of Borrower for an amount in excess of $100,000.00, if undischarged, unbonded or undismissed within thirty (30) days after such entry.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

10. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Lender by Borrower at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Lender may, at its option, cease further Advances under any of the Note. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

11. Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

12. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

13. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

14. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

15. Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Lender’s address set forth on the first page hereof is located.

16. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

17. Expenses. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Lender’s rights upon the occurrence of Event of Default.

18. Participation of the Loan. Borrower agrees that Lender may, at its option, sell interests in the Loan and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower to each prospective purchaser.

19. Conflicts. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

20. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

21. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine (“fax”), it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature. Any such faxed document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document shall be re-executed by each signatory party in an original form.

If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

NOTICE TO COMPLY WITH STATE LAW

For the purpose of this Notice, the term “WRITTEN AGREEMENT” shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER	LENDER:

EQUUS II INCORPORATED,	THE FROST NATIONAL BANK,
a Delaware corporation	a national banking association

By: /s/ Nolan Lehmann	By: /s/ Nancy L. Clarkson
Name: Nolan Lehmann	Name: Nancy L. Clarkson
Title: President	Title: Market President

SCHEDULE 1

Portfolio Investments

Stock Certificates

Issuer		Certificate Number	Class of Stock	Number of Shares
1.	Champion Window Holdings, Inc.	51	Common	1,160,000
2.	Champion Window Holding, Inc.	63	Common	10,000
3.	Equicom, Inc.	12	Common	452,000
4.	Industrial Data Systems Corporation	C0171	Common	864,199
5.	PalletOne, Inc.	008	Common	350,000
6.	Strategic Holdings, Inc.	1	Common	1,000
7.	Strategic Holdings, Inc.	2	Common	2,985,408
8.	Strategic Holdings, Inc.	8	Common	103,343
9.	Strategic Holdings, Inc.		Preferred	3,822,157
10	Doane Pet Care Enterprises, Inc.	DPC0220	Common (Class A)	1,040,000
11.	Doane Pet Care Enterprises, Inc.	DPC0221	Common (Class A)	80,951
12.	Doane Pet Care Enterprises, Inc.			822,647
13.	CMC Investments, L.L.C.	2	Membership Units	2,055
14.	Container Acquisition, Inc.		Common	1,374,803
15.	Container Acquisition, Inc.	11	Preferred	1,333
16.	Container Acquisition, Inc .	12	Preferred	1,381
17.	Container Acquisition, Inc.	13	Preferred	1,431
18.	Container Acquisition, Inc.	14	Preferred	1,467
19.	Container Acquisition, Inc.	15	Preferred	1,488
20.	Container Acquisition, Inc.	16	Preferred	1,525
21.	Container Acquisition, Inc.	17	Preferred	1,580
22.	Container Acquisition, Inc.	18	Preferred	1,655
23.	Container Acquisition, Inc.	19	Preferred	1,589
24.	Container Acquisition, Inc.	2	Preferred	383
25.	Container Acquisition, Inc.	20	Preferred	1,683
26.	Container Acquisition, Inc.	21	Preferred	1,744

Issuer		Certificate Number	Class of Stock	Number of Shares
27.	Container Acquisition, Inc.	22	Preferred	1,788
28.	Container Acquisition, Inc.	22	Preferred	1,788
29.	Container Acquisition, Inc.	23	Preferred	1,793
30.	Container Acquisition, Inc.	24	Preferred	1,858
31.	Container Acquisition, Inc.	25	Preferred	1,925
32.	Equicom		Preferred	633,061
33.	Equicom, Inc.	26	Preferred	15,000
34.	Equicom, Inc.	29	Preferred	9,550
35.	Sovereign Business Forms, Inc.	7	Preferred	990
36.	Sovereign Business Forms, Inc.	17	Preferred	294
37.	Sovereign Business Forms, Inc.	19	Preferred	302
38.	Sovereign Business Forms, Inc.	22	Preferred	308
39.	Sovereign Business Forms, Inc.	24	Preferred	316
40.	Sovereign Business Forms, Inc.	26	Preferred	322
41.	Sovereign Business Forms, Inc.	28	Preferred	329
42.	Sovereign Business Forms, Inc.	30	Preferred	337
43.	Sovereign Business Forms, Inc	33	Preferred	345
44.	Sovereign Business Forms, Inc.	37	Preferred	352
45.	Sovereign Business Forms, Inc.	38	Preferred	361
46.	Sovereign Business Forms, Inc.	41	Preferred	368
47.	Sovereign Business Forms, Inc.	44	Preferred	377
48.	Sovereign Business Forms, Inc.	46	Preferred	385
49.	Sovereign Business Forms, Inc.	50	Preferred	394
50.	Sovereign Business Forms, Inc.	53	Preferred	402
51.	Sovereign Business Forms, Inc.	56	Preferred	412
52.	Sovereign Business Forms, Inc.	57	Preferred	421
53.	Sovereign Business Forms, Inc.	59	Preferred	430
54.	Sovereign Business Forms, Inc.	62	Preferred	441
55.	Sovereign Business Forms, Inc.	63	Preferred	450
56.	Sovereign Business Forms, Inc.	66	Preferred	460

Issuer		Certificate Number	Class of Stock	Number of Shares
57.	Sovereign Business Forms, Inc.			48,933
58.	Sovereign Business Forms, Inc.			576,964
59.	PalletOne, Inc.	003	Preferred (Series A)	3,150,000
60.	PalletOne, Inc.	6	Preferred (Series A)	315,000
61.	Turfgrass America, Inc.	P2	Preferred (Series A)	1,136,041
62.	Turfgrass America, Inc.	P51	Preferred (Series A)	195,350
63.	Turfgrass America, Inc.	P56	Preferred (Series A)	175,835

Other Assets

1.	Promissory Note dated April 1, 2001 in the original principal amount of $502,035.20, executed by TURFGRASS AMERICA, INC., a Nevada corporation, and payable to the Borrower.

2.	Warrant to Purchase Shares of Common Stock dated effective April 1, 2001 issued by TURFGRASS AMERICA, INC., a Nevada corporation, for 250,412 shares of common stock to the Borrower. Termination Date is April 1, 2010.

3.	Series A Warrant No. 1 to Purchase Common Stock of Container Acquisition, Inc. dated as of February 28, 1997 for 370,588 shares of common stock issued to Borrower and expiring June 30, 2003, as renewed by .

4.	Promissory Note dated December 21, 2001 in the original principal amount of $4,740,606.60 executed by PETROCON ENGINEERING, INC. and payable to the order of Borrower.

5.	Replacement Subordinated Promissory Note dated September 19, 2001 in the original principal amount of $459,545.38, executed by THE BRADSHAW GROUP, INC. and payable to the order of Borrower.

6.	Senior Subordinated Promissory Note No. PN-5 due 2004 issued October 29, 2002 in the original principal amount of $1,303,698.00 executed by SPECTRUM MANAGEMENT L.L.C. and payable to the order of Borrower. Maturity Date is November 12, 2004.

7.	Subordinated Promissory Note dated December 14, 1998 in the original principal amount of $6,750,000.00 executed by STRATEGIC HOLDINGS, INC. and payable to the order of Borrower. Maturity Date is November 1, 2005.

8.	Warrant to Purchase Shares of Common Stock of STRATEGIC HOLDINGS, INC. dated December 14, 1998 for 2,219,237 shares of common stock issued to Borrower.

9.	Subordinated Debenture dated September 9, 1999 in the original principal amount of $1,000,000 executed by The Drilltec Corporation, Drilltec Patents & Technologies Company, Inc., Drilltec GP, L.L.C., Drilltec LP, L.L.C., Drilltec Technologies, L.P. and Drilltec Indonesia, Inc. and payable to the order of Borrower. Maturity Date is August 18, 2006.

10.	Promissory Note dated October 6, 1999 in the original principal amount of $3,000,000, executed by SOVEREIGN BUSINESS FORMS, INC. and payable to the order of The Board of Trustees of Texas Growth Fund, as Trustee for the Texas Growth Fund – 1995 Trust, and Borrower, as renewed and extended by .

11.	Warrant Modification Agreement dated as of , 2003 by and between Sovereign Business Forms, Inc., and The Board of Trustees of the Texas Growth Fund, as Trustee for the Texas Growth Fund – 1995 Trust, and Borrower. [Series E Warrant No. 1 for 546,900 shares of common stock?]

12.	Warrant Modification Agreement dated as of , 2003 by and between Sovereign Business Forms, Inc. and Borrower. [Series C Warrant No. 2 issued for 25, 070 shares of common stock?]

13.	Subordinated Promissory Note dated December 14, 1998 in the original principal amount of $6,750,000.00 executed by STRATEGIC HOLDINGS, INC. and payable to Borrower. Maturity Date is November 1, 2005.

14.	Warrant to Purchase Shares of Common Stock of STRATEGIC HOLDINGS, INC. dated October 31, 1996 issued for 100,000 shares of common stock to Borrower. Exercise period expires August 31, 2005.

15.	Warrant to Purchase Shares of Common Stock of STRATEGIC HOLDINGS, INC. dated October 31, 1996 issued for 225,000 shares of common stock to Borrower. Exercise period expires August 31, 2005.

16.	Promissory Note dated in the original principal amount of $800,000.00 executed by Sovereign Business Forms, Inc. and payable to Borrower. Maturity Date is .